UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) March 25, 2010
PLATO LEARNING, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-20842	36-3660532

(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

10801 Nesbitt Avenue South
Bloomington, MN	55437

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code (952) 832-1000
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☑	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement
Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
Item 9.01. Financial Statements and Exhibits
SIGNATURES
EXHIBIT INDEX
EX-2.1
EX-10.1
EX-99.1

Item 1.01. Entry into a Material Definitive Agreement.
     On March 25, 2010, PLATO Learning, Inc., a Delaware corporation (the “Company”), entered into an Agreement and Plan of Merger (the “Merger Agreement”) by and among the Company, Project Porsche Holdings Corporation, a Delaware corporation (“Parent”), and Project Porsche Merger Corp., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”). Pursuant to the Merger Agreement, Merger Sub will be merged with and into the Company, and as a result the Company will continue as the surviving corporation and as a wholly-owned subsidiary of Parent (the “Merger”). Parent is controlled by a private equity fund associated with Thoma Bravo, LLC.
     Pursuant to the Merger Agreement, at the effective time of the Merger, each issued and outstanding share of common stock of the Company, other than shares owned by the Company, Parent, or Merger Sub, will be cancelled and extinguished and automatically converted into the right to receive $5.60 in cash, without interest.
     Parent has not entered into employment agreements with any members of the Company’s management.
     The Merger Agreement contains a “no-shop” restriction on the ability of the Company to solicit alternative acquisition proposals, provide information and engage in discussions with third parties. The “no-shop” restriction is subject to a “fiduciary-out” provision that allows the Company under certain circumstances to provide information and participate in discussions at any time with respect to unsolicited alternative acquisition proposals.
     The Merger Agreement contains certain termination rights for both the Company and Parent. The Merger Agreement provides that, upon termination under specified circumstances, the Company would be required to pay Parent a termination fee of $5.8 million, depending on the timing and circumstances of the termination and, under certain circumstances, to reimburse Parent for an amount not to exceed $1.5 million for transaction expenses incurred by Parent and its affiliates. The Company’s reimbursement of Parent’s expenses would reduce the amount of any required termination fee payable that becomes payable by the Company.
     Parent has obtained equity and debt financing commitments for the transactions contemplated by the Merger Agreement. The aggregate proceeds of the equity commitments will be sufficient to fully finance the Merger and the other transactions contemplated by the Merger Agreement. Consummation of the Merger is not subject to a financing condition but is subject to customary conditions to closing, including the approval of a majority of the Company’s shareholders and receipt of requisite antitrust approvals.
     The Company is entitled to seek specific performance against Parent to enforce Parent’s obligations under the Merger Agreement. The Company is a named third party beneficiary of the equity commitment. In addition, Parent’s obligation to pay the merger consideration and Parent’s liability for any breaches of the Merger Agreement, up to the aggregate merger consideration amount, is guaranteed by the funds investing in Parent, including a fund affiliated with Thoma Bravo, LLC.

     The foregoing description of the Merger Agreement and the transactions contemplated thereby is only a summary, does not purport to be complete, and is qualified in its entirety by the full text of the Merger Agreement, which is attached as Exhibit 2.1 to this Current Report on Form 8-K and incorporated herein by reference.
     The Board of Directors of the Company (the “Board”) unanimously approved the Merger Agreement. Thomas Weisel Partners LLC served as the exclusive financial advisor to the Company. On March 25, 2010, Craig-Hallum Capital Group LLC delivered a written opinion to the Board that, as of the date of the opinion, from a financial point of view, the consideration to be offered to the shareholders of the Company in the Merger is fair to such shareholders.
     On March 26, 2010, the Company issued a press release announcing that it had entered into the Merger Agreement. A copy of the press release is attached hereto as Exhibit 99.1.
     The Merger Agreement has been included to provide investors and security holders with information regarding its terms. It is not intended to provide any other factual information about the Company. The representations, warranties, and covenants contained in the Merger Agreement were made only for purposes of the Merger Agreement and as of specified dates, were solely for the benefit of the parties to the Merger Agreement, and may be subject to limitations agreed upon by the parties to the Merger Agreement, including being qualified by confidential disclosures exchanged between the parties in connection with the execution of the Merger Agreement. The representations and warranties in the Merger Agreement have been made for the purposes of allocating contractual risk between the parties to the Merger Agreement instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the parties to the Merger Agreement that differ from those applicable to investors. Investors are not third-party beneficiaries under the Merger Agreement and should not rely on the representations, warranties, or covenants or any descriptions thereof as characterizations of the actual state of facts or the actual condition of the Company, Parent, or Merger Sub or any of their respective subsidiaries or affiliates. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in the Company’s public disclosures.
Voting Agreement
     On March 25, 2010, certain directors and officers of the Company, in their individual capacities, along with selected stockholders (including Greenway Capital) (collectively, the “Holders”), entered into a voting agreement (the “Voting Agreement”) pursuant to which they agreed to vote in favor of the adoption and approval of the Merger Agreement, the Merger, and the other transactions contemplated by the Merger Agreement, under specified circumstances. In addition, the Holders agreed not to directly or indirectly transfer their respective shares of Common Stock during the term of the Voting Agreement, subject to certain exceptions. The Holders represent approximately 18% of the Company’s total shares outstanding as of March 25, 2010.

     The foregoing description of the Voting Agreement is only a summary, does not purport to be complete and is qualified in its entirety by reference to the form of Voting Agreement, which is attached as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.
Additional Information and Where You Can Find It
     In connection with the proposed transaction, the Company will file with the SEC a proxy statement and relevant documents concerning the proposed transaction. Investors and security holders of the Company are urged to read the proxy statement and any other relevant documents filed with the SEC when they become available because they will contain important information about the Company, the Merger Agreement, and the transactions contemplated by the Merger Agreement. The proxy statement (when it becomes available) and any other documents filed by the Company with the SEC may be obtained free of charge at the SEC’s website at www.sec.gov. In addition, investors and security holders may obtain free copies of the documents filed by the Company with the SEC by contacting PLATO Learning Investor Relations by e-mail at investor.relations@plato.com or by phone at (952) 832-1000. Investors and security holders are urged to read the proxy statement and the other relevant materials when they become available before making any voting or investment decisions with respect to the proposed transaction.
     The Company and its directors, executive officers, and certain other members of its management and employees may, under SEC rules, be deemed to be participants in the solicitation of proxies from the Company’s shareholders in connection with the transaction. Information regarding the interests of such directors and executive officers (which may be different from those of the Company’s shareholders generally) is included in the Company’s proxy statements and Annual Reports on Form 10-K, previously filed with the SEC, and information concerning all of the Company’s participants in the solicitation will be included in the proxy statement relating to the proposed transaction when it becomes available. Each of these documents is, or will be, available for free at the SEC’s Web site at www.sec.gov and at the PLATO Learning Investor Relations Web site at www.PLATO.com/investor-relations.aspx.

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
     (e) On March 25, 2010, the Board of Directors approved the acceleration of vesting of those unvested stock options that provide for vesting upon the occurrence of certain events after a change in control of the Company under the Company’s stock plans.

Item 9.01. Financial Statements and Exhibits.
     (d) Exhibits.

Exhibit	Description

2.1	Agreement and Plan of Merger, dated March 25, 2010, by and among the Company, Project Porsche Holdings Corporation, and Project Porsche Merger Corp.

10.1	Voting Agreement, dated March 25, 2010, by and between Project Porsche Holdings Corporation and certain stockholders of the Company.

99.1	Press Release, dated March 26, 2010.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

PLATO LEARNING, INC.
Date: March 26, 2010	/s/ Robert J. Rueckl
Robert J. Rueckl
Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit	Description

2.1	Agreement and Plan of Merger, dated March 25, 2010, by and among the Company, Project Porsche Holding Corporation, and Project Porsche Merger Corp.

10.1	Voting Agreement, dated March 25, 2010, by and between Project Porsche Holdings Corporation and certain stockholders of the Company.

99.1	Press Release, dated March 26, 2010.